Exhibit 10.26
SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made and entered into as of this 1st day of September, 2005 (the “Effective Date”), by and between EBS Group Limited (“EBS”), a United Kingdom company having its principal place of business at 10 Paternoster Square, London EC4M 7DY, United Kingdom, on behalf of itself and all of its Affiliates (defined below), including, without limitation, EBS Dealing Resources, Inc. (“EBS Dealing”), and IntercontinentalExchange, Inc. (“ICE”), a Delaware company having its principal place of business at 2100 RiverEdge Parkway, Suite 500, Atlanta, Georgia 30328, on behalf of itself and all of its Affiliates, including, without limitation, International Petroleum Exchange, Inc. (“IPE”), a United Kingdom company having its principal place of business at International House, 1 St. Katharine’s Way, London E1W 1UY, United Kingdom. EBS and ICE shall be collectively referred to hereinafter as “the Parties.”
     WHEREAS, EBS Dealing is the owner of all right, title, and interest in and to the Togher Patents as defined below.
     WHEREAS, EBS Dealing has sued ICE alleging that ICE has infringed two of the Togher Patents, to wit, U.S. Patent No. 5,375,055 and U.S. Patent No. 6,014,627, in an action that is currently pending in the United States District Court for the Southern District of New York (“the Court”), Case No. 04 CV 00583 (“the Action”), and has threatened suit over additional Togher Patents in the future.
     WHEREAS, ICE has denied infringing any of the Togher Patents and has asserted other defenses to the Action.
     WHEREAS, the Parties desire to settle the Action and the claims relating to the Togher Patents pursuant to the terms of this Settlement Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
1.	As used herein, the following terms shall have the meanings noted:
(a)	“Togher Patents” shall mean any patents and patent applications, anywhere in the world, claiming priority to U.S. patent application 07/830,408 filed Feb. 3, 1992, including without limitation those identified as Exhibit 1.

(b)	“Affiliate” shall mean any entity which is wholly owned or is controlled by one of the respective Parties. Ownership of more than 50% of the voting stock or voting ownership interests of an entity shall be conclusive evidence of control.

(c)	“Licensee” shall mean ICE and its Affiliates.
2.	The Parties hereto agree that the Action and all related claims, lawsuits and controversies between them, asserted or assertable in connection with or arising out of the Action, are hereby settled in accordance with the following terms of this Settlement Agreement. The Parties agree that the terms of this Settlement Agreement are only for the purpose of disposing of disputed claims, and are not an admission of liability on the part of any party hereto.

3.	The consideration to be given for this settlement is as follows:
(a)	ICE shall pay to EBS, as settlement for the Action, a one time payment of Fifteen Million Dollars ($15,000,000), payable to EBS upon execution of this Settlement Agreement by wire transfer of immediately available funds.

(b)	In consideration of such payment, and commencing on the Effective Date, EBS:
(i)	grants to Licensee, a worldwide, fully paid-up, royalty-free, irrevocable, non-exclusive license under the Togher Patents to do itself, or to have done by a third party on Licensee’s behalf, any and all things covered by any of the claims of the Togher Patents in any field of use with the exceptions noted below:
(a)	Neither Licensee nor anyone acting on its behalf may provide hosting services to or operate an exchange on behalf of a third party, except in the limited field of energy, which shall include, without limitation, emissions, greenhouse gas, and pollution credits. Pursuant to this grant, Licensee may host the Chicago Climate Exchange to the extent that such exchange is limited to the field of energy.

(b)	Licensee may not sell or lease any products covered by any of the claims of the Togher Patents except that Licensee may sell or lease components of an electronic trading system to its customers (and the customers of any entity for whom Licensee provides hosting services or operates an exchange as otherwise permitted above) for use in connection with an electronic trading system operated by or on behalf of Licensee (or on behalf of a third party as permitted above).

(c)	Except as provided in (i)(a) above, Licensee may not enter into any contractual arrangement whereby a third party would have rights under the Togher Patents other than (i) those rights necessary for such third party to use an electronic exchange, electronic trading system, or other product covered by a claim under the Togher Patents that is operated for on or behalf of Licensee (or an entity for whom Licensee provides hosting services or operates an exchange as permitted above) and (ii) those rights necessary for a third party to either make or operate an electronic exchange or electronic trading system on Licensees behalf.
The license herein shall terminate upon the last termination or expiration date of the Togher Patents.
(ii)	covenants not to sue any customers of Licensee (or any third party for whom Licensee is permitted to provide hosting services or operate an exchange as noted in 3(b)(i) above) arising out of such customer’s dealings with Licensee or such third party for activities permitted under 3(b)(i), above.
(c)	Licensee agrees, as soon as is practicable, to mark (i) its electronic exchange system which is made or used in the United States, and (ii) related literature and packaging with the following: “Licensed, inter alia, under one or more of the following U.S. Patent Nos. 5,375,055, 5,806,050 and 6,014,627.” As new U.S. Togher Patents issue, EBS may inform ICE of such new patent number(s) in writing and Licensee shall, as soon as practical thereafter, mark (i) its electronic exchange system which is made and/or used in the United States, and (ii) related literature and packaging with such number(s).

(d)	The rights licensed in this Agreement may not be sublicensed by Licensee.

(e)	Subject to the terms and conditions of this Agreement, ICE, on behalf of itself and its Affiliates, covenants and agrees not to:
(i)	initiate, engage, or assist in any proceeding, to invalidate or render unenforceable any claim of the Togher Patents, except as required by court order or subpoena;

(ii)	aid, participate with, collaborate with or assist any other person or entity in that person’s or entity’s proceeding to invalidate or render unenforceable any claim of the Togher Patents, except as required by court order or subpoena.
4.	Upon execution of this Settlement Agreement by the Parties and the payment of the funds by ICE pursuant to paragraph 3(a) hereof, the attorneys for the Parties shall execute a Stipulation and Proposed Order of Dismissal with prejudice in the form of Exhibit 2, which shall be filed in the Court in which the Action is pending.

5.	EBS, for and on behalf of itself and its Affiliates, agrees to release, discharge, and forever hold Licensee harmless from any and all claims, demands, suits and judgments, known or unknown, fixed or contingent, liquidated or unliquidated, which were asserted or could have been asserted, as of the Effective Date, arising from or related to any act or omission or event occurring up to the Effective Date of this Settlement Agreement. These releases run to the benefit of all attorneys, agents, employees, trustees, officers, directors, and legal representatives of the Licensee, in each case only as to acts made solely in such capacity. EBS, for and on behalf of itself and its Affiliates, further releases Licensee’s customers for all claims, demands, suits and judgments, known or unknown, fixed or contingent, liquidated or unliquidated, which were asserted or could have been asserted against such customers as a result of such customers’ use of the ICE electronic exchange prior to the Effective Date.

6.	ICE, for and on behalf of itself and its Affiliates, agrees to release, discharge, and forever hold EBS and its Affiliates harmless from any and all claims, demands, suits and judgments, known or unknown, fixed or contingent, liquidated or unliquidated, which were asserted or could have been asserted, as of the Effective Date, arising from or related to any act or omission or event occurring up to the Effective Date of this Settlement Agreement. These releases run to the benefit of all attorneys, agents, employees, trustees, officers, directors, and legal representatives of EBS and its Affiliates, in each case only as to acts made solely in such capacity. ICE, for and on behalf of itself and its Affiliates, further releases EBS’ customers for all claims, demands, suits and judgments, known or unknown, fixed or contingent, liquidated or unliquidated, which were asserted or could have been asserted against such customers as a result of such customers’ use of the EBS electronic exchange prior to the Effective Date.

7.	Each signatory hereto warrants and represents that he or she has authority to bind the party or parties for whom such person acts.

8.	Each of the Parties hereto warrants and represents that it has the authority to dispose of and/or grant rights with respect to the claims, suits, rights and/or interests which are the subject matter hereto and that such claims, suits, rights and/or interests have not been assigned, transferred or sold.

9.	(a)	EBS represents and warrants to ICE that as of the Effective Date, neither EBS nor its Affiliates are aware of any claims against ICE or its Affiliates, whether under the Togher Patents or any other intellectual or property right of EBS or its Affiliates, other than the claims that are released and discharged by this Settlement Agreement. EBS acknowledges that this representation is a material inducement to ICE entering into this Settlement Agreement. With respect to any intellectual property rights of EBS and/or its Affiliates which exist as of the Effective Date, neither ICE nor its Affiliates shall have any liability for infringement of such intellectual property rights resulting from activities of ICE or its Affiliates after the Effective Date, except to the extent that such infringement relates to a change in or modification of ICE’s trading platform or business or its Affiliate’s trading platform or business after the Effective Date.

(b)	EBS represents and warrants to ICE that it has the authority to bind its Affiliates to this Settlement Agreement, including without limitation EBS Dealing, and that the releases and license granted herein shall be valid as if made by each Affiliate of EBS.

(c)	ICE represents and warrants to EBS that as of the Effective Date, neither ICE nor its Affiliates are aware of any claims against EBS or its Affiliates, other than the claims that are released and discharged by this Settlement Agreement. With respect to any intellectual property rights of ICE and/or and its Affiliates which exist as of the Effective Date, neither EBS nor its Affiliates shall have any liability for infringement of such intellectual property rights resulting from activities of EBS or its Affiliates after the Effective Date, except to the extent that such infringement relates to a change in or modification of EBS’s trading platform or business or its Affiliate’s trading platform or business after the Effective Date.

(d)	ICE represents and warrants to EBS that it has the authority to bind its Affiliates to this Settlement Agreement, including, without limitation IPE, that the releases granted herein shall be valid as if made by each Affiliate of ICE and that the terms of the license granted herein shall be binding as if agreed to by each Affiliate of ICE.
10.	ICE may not assign this Agreement or any rights hereunder without the prior written consent of EBS. Such prior written consent shall not be required with respect to the assignment of this Agreement and any rights hereunder to (a) the acquirer of all or substantially all of the assets related to the business of ICE (whether through asset sale or merger) or (b) the acquirer of all or substantially all of the assets of either ICE’s OTC business or ICE’s futures business (whether through asset sale or merger) who, at the time of such acquisition, has less than $10,000,000 in gross revenues relating to such OTC or futures business. In the event of a such a separate sale or transfer by ICE of one of its two major business lines (OTC trading and futures trading), EBS agrees that it will cooperate with ICE in good faith to reform the license grant made hereunder to facilitate a limited transfer of rights to the acquirer sufficient to allow continued operation of the transferred line of business in exchange for Licensee agreeing to relinquish its own rights hereunder to operate in such transferred line of business. Upon any assignment permitted hereunder, the assignee shall become subject to all of the terms and conditions of the Agreement.

11.	Except as otherwise provided herein, the parties agree that the terms of this Settlement Agreement shall be confidential and shall not be disclosed to any third party except (i) with the prior written consent of the other party, or (ii) as may be required by court order, judicial process, law or regulation, including as required by the Securities Exchange Act of 1934. Notwithstanding the foregoing, the Parties agree that EBS shall be entitled to publicly disclose the following terms of the settlement agreement upon the earlier of (i) the date of ICE’s public disclosure of one or more of such terms in publicly filed document in accordance with such law or regulation (e.g., ICE’s final S-1), or (ii) October 23, 2005:
(a)	the fact that ICE and its Affiliates have been granted a non-exclusive license under the Togher Patents;

(b)	The fact that, while denying liability, ICE has paid $15,000,000 for a paid up license and a release of EBS’ past claims against ICE and its Affiliates.
In the event that the press reports the dismissal of the Action, EBS shall be free to issue a press release stating that the suit has been settled and that “while ICE denies infringement, a significant payment was made to EBS in settlement of the case and for a license under the Togher Patents and that the terms of the settlement are confidential for a defined period of time.”

12.	EBS agrees that in entering this Settlement Agreement, ICE has not made and is not hereby making any admission of liability, infringement or validity with respect to the Togher Patents. Likewise, ICE agrees that in entering this Settlement Agreement, EBS has not and is not hereby making any concession of non-infringement or invalidity of the Togher Patents.

13.	The Federal District Court for the Southern District of New York shall have exclusive jurisdiction over any controversy or claim arising out of or relating to this Settlement Agreement, and the Parties consent to jurisdiction in this Court.

14.	Any controversy or claim arising out of or relating to this Settlement Agreement, including, without limitation, the breach, termination or validity thereof, shall be governed by the laws of the State of New York, excluding choice of law principles.

15.	If any provision or provisions of this Settlement Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

16.	This Settlement Agreement (including the exhibits hereto) constitutes the complete and exclusive expression of the agreement between the Parties regarding the subject matter hereof, and supersedes all prior agreements, oral or written, on this subject.

17.	Each signatory to this Settlement Agreement has entered into the same freely and without duress after having consulted with counsel of his or her choice.

18.	The Parties agree that faxed signatures shall be sufficient to bind the Parties hereto, and that the agreement may be executed in separately signed counterparts, all of which together shall constitute the original agreement.

19.	This Settlement Agreement shall be binding upon and shall inure to the benefit of the Parties, their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the Parties have caused this Settlement Agreement to be duly executed and delivered as of the day and year first above written.

ACCEPTED BY:

EBS GROUP LIMITED		INTERCONTINENTALEXCHANGE, INC.

By:	/s/ Jack Jeffery	By:	/s/ Jeffrey C. Sprecher

Name:	Jack Jeffery	Name:	Jeffrey C. Sprecher

Title:	CEO	Title:	Chief Executive Officer

EXHIBIT 1
US. Patent No, 5,375,055
U.S. Patent No. 6,014,627
U.S. Patent No, 5,806,050
U.S. Application Serial No. 09/563,461
U.S. Application Serial No. 10/665,141
U.S. Application Serial No. 10/665,570
U.S. Application Serial No. 11/146,073
PCT Application No. PCT/US93/009l6
Japanese Patent No. 2768828
Singapore Patent No. 40856
Australian Patent No. 658490
European Patent No. 0625275 (Confirmed in UK, AT, BE, FR, DE, IT, LU, NL, CH, ES, DK, IE
and SE)
Canadian Patent No. 2129250
Hong Kong Patent No. 1007354

EXHIBIT 2
UNITED STATES DISTRICT COURT
SOUTHERN DISTRICT OF NEW YORK

EBS DEALING RESOURCES, INC., a
Delaware Corporation,	Civil Action No. 04 CV 00583 (HB)

Plaintiff

-against-	Judge Harold Baer, Jr.

INTERCONTINENTALEXCHANGE, INC.,	STIPULATION AND ORDER OF
a Delaware Corporation,	DISMISSAL WITH PREJUDICE
Defendant.
     IT IS HEREBY STIPULATED AND AGREED, by and among the attorneys for Plaintiff EBS Dealing Resources and Defendant IntercontinentalExchange, Inc., that, pursuant to Rule 4l(a)(1), the above-captioned action be, and the same is hereby, dismissed with prejudice, each side to bear its own costs and attorneys fees.

Dated: August ___, 2005	Dated: August ___, 2005

DICKSTEIN SHAPIRO MORIN & OSHINSKY LLP	MORRIS, MANNING & MARTIN, LLP

Steven I. Weisburd (SW5325)	Bryan G. Harrison
Deborah A. Skakel (DS8599)	1600 Atlanta Financial Center
1177 Avenue of the Americas	3343 Peachtree Road, NE
New York, NY 10036	Atlanta, GA 30326
(212) 835-1400	(404) 504-7619

Attorneys for Plaintiff
EBS Dealing Resources, Inc.	- and -

MAYER, BROWN, ROWE & MAW

John Conlon (JC3616)
1675 Broadway
New York, New York 10019
(212) 506-2500

Attorneys for Defendant
IntercontinentalExchange, Inc.

SO ORDERED:	Dated: ___, 2005

Hon. Harold Baer, U.S.D.J.